EXHIBIT 99.1

DATE: July 15, 2004

American Medical Systems
Completes Acquisition of TherMatrx

MINNEAPOLIS, July 15 — American Medical Systems Holdings Inc. (Nasdaq: AMMD) announced today that it has completed its previously announced acquisition of TherMatrx, Inc., a corporation that manufactures and markets the TMx 2000, a benign prostatic hyperplasia (BPH) office-based therapy which has been used to treat over 25,000 men in the United States since its FDA clearance in 2001.

Douglas W. Kohrs, Chairman and Chief Executive Officer of American Medical Systems, said, “We believe we can build on our reputation and leadership in the urology community to quickly expand the availability of the TherMatrx therapy for urologists and their patients. This is one more example of our commitment to providing innovative products for men’s health.”

About American Medical Systems

American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, and other pelvic disorders in men and women. Although not life threatening, these disorders can significantly diminish one’s quality of life and profoundly affect social relation-ships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The company’s products were used to treat over 100,000 patients in 54 countries during the last year. More information about the company and its products may be found at www.AmericanMedicalSystems.com.

About TherMatrx

TherMatrx is a privately held company focused on providing physicians with an in-office alternative for treating benign prostatic hyperplasia (BPH). The TherMatrx system provides a care-fully monitored dose of heat to the prostate to safely reduce symptoms. Sales in the first half of 2004 were $9.7 million, compared to $6.7 million in the first half of 2003. The technology was originally developed by BSD Medical Corporation, a publicly-traded company which had substantial holdings in TherMatrx. More information about BSD Medical may be found at its website, www.BSDMC.com.

Forward Looking Statements

Statements about the company’s future product availability and sales are forward-looking statements subject to risks and uncertainties including the timing and success of new product introductions, physician acceptance, endorsement, and use of the company’s products, competitor activities, changes in reimbursement rates, and potential product recalls. These risks and others are more fully described in the company’s Annual Report on Form 10-K for the year ended January 3, 2004, and its other SEC filings. Actual results may differ materially from anticipated results.

Contact:	Carmen Diersen Executive Vice President and Chief Financial Officer 952-930-6495 Carmen.Diersen@AmericanMedicalSystems.com